EXHIBIT 3.1d


                         THE UNITED ILLUMINATING COMPANY
                    (A Specially Chartered Stock Corporation)
                CERTIFICATE AMENDING CERTIFICATE OF INCORPORATION
                BY ACTIONS OF BOARD OF DIRECTORS AND SHAREHOLDERS



         1. The name of the corporation is THE UNITED ILLUMINATING COMPANY (the "Company").

         2. The Certificate of Incorporation of the Company is amended only by the following resolution:

         RESOLVED: That the Certificate of Incorporation of the Company be and it hereby is amended by deleting therefrom Section seven of the Resolution of the Senate and House of Representatives of the General Assembly of the State of Connecticut, approved June 15, 1899, entitled "INCORPORATING THE NEW HAVEN ILLUMINATING COMPANY", and Section three of the Resolution of the Senate and House of Representatives of the General Assembly of the State of Connecticut, approved May 26, 1939, entitled "AN ACT AMENDING THE CHARTER OF THE UNITED ILLUMINATING COMPANY", and by adding a new Section 5 to said Certificate of Incorporation, reading as follows:

         Section 5. All corporate powers of the Company shall be exercised by or under authority of, and the business and affairs of the Company shall be managed under the direction of, a Board of Directors consisting of not less than three nor more than fifteen individuals, with the number fixed in, and increased or decreased from time-to-time by amendment of, the Bylaws of the Company, each of which individuals shall be a shareowner of the Company.

         3. The above resolution was recommended to the shareholders of the Company by the Company's Board of Directors, and was printed verbatim in the Proxy Statement that accompanied the Notice of Annual Meeting of the shareholders of the Company held on May 20, 1998, which Notice of Annual Meeting was mailed to each shareholder of the Company and stated that one of the purposes of the meeting was to consider the above resolution as a proposed amendment to the Company's Certificate of Incorporation.

         4. The amendment to the Company's Certificate of Incorporation was adopted on May 20, 1998 by approval of the shareholders of the Company at the Annual Meeting of said shareholders held on said date.


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         5.  Relative  to  the  approval  of  the  amendment  by  the  Company's shareholders:

         (A) the designation of the shares of the only shareholder voting group entitled to vote on the amendment was Common Stock; and
         (B) the number of outstanding shares of Common Stock entitled to vote on approval of the amendment was 14,334,922, each share being entitled to one vote; and
         (C)      the number of shares of Common Stock indisputably  represented at the meeting of the shareholders was 12,746,853; and
         (D)      the total number of Common Stock share votes cast FOR approval of the amendment was 12,125,056; and
         (E) the total number of Common Stock share votes cast AGAINST approval of the amendment was 367,467.

WE, THE UNDERSIGNED, being the Chief Executive Officer and President, and the Treasurer and Secretary, of The United Illuminating Company, hereby declare, under penalties of false statement, that the statements made in the foregoing certificate are true.

         Dated at New Haven, Connecticut, this 21st day of May, 1998.

                                     THE UNITED ILLUMINATING COMPANY



                                        /s/ Nathaniel D. Woodson
                                     --------------------------------------
                                     Nathaniel D. Woodson
                                     Chief Executive Officer and President




                                       /s/ Kurt Mohlman
                                     --------------------------------------
                                     Kurt Mohlman
                                     Treasurer and Secretary